Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of                     , 2004, by and between AP/APMC PARTNERS, LLC, a Delaware limited liability company (“Assignor”), and CAPITAL LODGING OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Assignee”).

RECITALS

A. Assignor has entered into that certain Agreement for Purchase and Sale and Joint Escrow Instructions (the “Crown Purchase Agreement”), dated as of April 16, 2004, among Assignor, Crown Hotel Holding Company, a Delaware corporation, Crown Hotel Partners, a Pennsylvania limited partnership, Crown American Associates, a Pennsylvania business trust, Maryland Motel Management, Inc., a Maryland corporation, and Crown Hotel Investments, L.P., a Delaware limited partnership.

B. Assignor has entered into that certain Agreement for Purchase and Sale and Joint Escrow Instructions (the “Circa Purchase Agreement,” and, together with the Crown Purchase Agreement, the “Purchase Agreements”), dated as of April 16, 2004, among Assignor, Hotel Venture East, LP, a Texas limited partnership, Circa GP East, Inc., a Texas corporation, Hotel Ventures West, LP, a Texas limited partnership, and Circa GP West, Inc., a Texas corporation, and Lawyers Title Insurance Corporation.

C. Assignor desires to assign to Assignee, and Assignee to assume, the Purchase Agreements, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights in, under and to each of the Purchase Agreements and to all benefits and privileges hereafter accruing to Assignor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Purchase Agreements.

3. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

4. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

5. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

7. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

ASSIGNOR:	AP/APMC PARTNERS, LLC a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:	CAPITAL LODGING OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

		By:	Capital Lodging General Partner, LLC, a Delaware limited partnership

By:
Name:
Title:

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